Free Writing Prospectus

To Prospectus dated December 4, 2014 and

Preliminary Prospectus Supplement dated December 4, 2014

Filed Pursuant to Rule 433

Registration No. 333-200721

Church & Dwight Co., Inc.

$300,000,000 2.450% Notes due 2019

Final Term Sheet

December 4, 2014

Issuer:	Church & Dwight Co., Inc.

Principal Amount:	$300,000,000

Maturity Date:	December 15, 2019

Coupon (Interest Rate):	2.450%

Yield to Maturity:	2.463%

Spread to Benchmark Treasury:	T + 87.5 bps

Benchmark Treasury:	UST 1.500% due November 30, 2019

Benchmark Treasury Price and Yield:	99-18+; 1.588%

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on June 15, 2015

Make-Whole Call:	Prior to November 15, 2019, T+15 basis points

Par Call:	On or after November 15, 2019

Price to Public:	99.939%

Settlement Date:	December 9, 2014 (T+3)

Minimum Denomination:	$2,000 x $1,000

Format:	SEC Registered

CUSIP/ISIN:	171340 AJ1 / US171340AJ15

Ratings:*	Moody’s: Baa1 (Stable) S&P: BBB+ (Stable)

Joint Book-Running Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Santander Investment Securities Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	BMO Capital Markets Corp. RBS Securities Inc. Scotia Capital (USA) Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_requests@baml.com or by calling HSBC Securities (USA) Inc. at 1-866-811-8049.